EXHIBIT 3.3

                      FOURTH AMENDMENT TO RIGHTS AGREEMENT

         THIS FOURTH AMENDMENT ("Amendment") to the Rights Agreement (the "Rights Agreement") dated as of July 2, 1998, between LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent ("American Stock Transfer") is dated as of the 15th day of August, 2002.

         WHEREAS, the Company proposes to enter into that certain Securities Purchase Agreement dated as of August 15, 2002 (the "NIIC Securities Purchase Agreement") with New Industries Investment Consultants (H.K.) Ltd. (the "Purchaser"), and following the consummation of the transactions contemplated by the NIIC Securities Purchase Agreement the Purchaser will be a significant stockholder of the Company; and

         WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders that the transactions contemplated by the NIIC Securities Purchase Agreement be consummated on the terms set forth in the NIIC Securities Purchase Agreement;

         WHEREAS, the Board of Directors of the Company desires to amend the Rights Agreement such that the execution of the NIIC Securities Purchase Agreement and the consummation of the transactions contemplated thereby will not cause (i) the Purchaser or its Affiliates or Associates to become an Acquiring Person as a result of the acquisition of securities of the Company pursuant to the NIIC Securities Purchase Agreement, or (ii) a Distribution Date, a Shares Acquisition Date or a Triggering Event to occur, irrespective of the number of securities acquired pursuant to the NIIC Securities Purchase Agreement;

         WHEREAS, Section 27 of the Rights Agreement authorizes the Board of Directors of the Company and the Rights Agent to adopt the proposed amendment without the approval of the Company's stockholders;

         WHEREAS, the proposed amendment to the Rights Agreement as set forth herein shall become effective if, and only if, the transactions contemplated by the NIIC Securities Purchase Agreement are consummated; and

         WHEREAS, capitalized terms used but not defined herein have the meanings assigned to such terms in the Rights Agreement;

         NOW, THEREFORE, in consideration of the recitals (which are deemed to be a part of this Amendment) and agreements contained herein and subject to the consummation of the transactions contemplated by the NIIC Securities Purchase Agreement, the parties hereto agree to amend the Rights Agreement as follows:


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         1.       Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

                  Notwithstanding the foregoing, no Person shall become an Acquiring Person as the result an acquisition of securities of the Company (or the acquisition of Common Shares upon the conversion of such securities) pursuant to and in accordance with the NIIC Securities Purchase Agreement; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of the acquisition of securities (including the acquisition of Common Shares upon the conversion of such securities) pursuant to and in accordance with the NIIC Securities Purchase Agreement and shall, after such share acquisitions, (A) acquire, in one or more transactions, beneficial ownership of an additional number of Common Shares which exceeds 0.1% of the then-outstanding Common Shares and (B) beneficially own after such acquisition 15% or more of the aggregate number of Common Shares of the Company then outstanding, then such Person shall be deemed to be an Acquiring Person.

         2. Section 1(w) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

                  Notwithstanding any provision of this Agreement to the contrary, neither the execution and delivery of the NIIC Securities Purchase Agreement nor consummation of the transactions contemplated thereby (including the conversion of securities acquired pursuant thereto into Common Shares) shall be deemed to cause a Shares Acquisition Date.

         3. Section 1(y) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

                  Notwithstanding any provision of this Agreement to the contrary, neither the execution and delivery of the NIIC Securities Purchase Agreement nor consummation of the transactions contemplated thereby (including the conversion of securities acquired pursuant thereto into Common Shares) shall be deemed to be a Triggering Event.

         4. Section 3(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

                  Notwithstanding any provision of this Agreement to the contrary, neither the execution and delivery of the NIIC Securities Purchase Agreement nor consummation of the transactions contemplated thereby (including the conversion of securities acquired pursuant thereto into Common Shares) shall be deemed to cause a Distribution Date.


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         5.       Section 15 of the Rights Agreement is hereby modified and
amended to add the following sentence at the end thereof:

                  Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transactions contemplated by the NIIC Securities Purchase Agreement.

         6. This Amendment shall become effective if, and only if, the transactions contemplated by the NIIC Securities Purchase Agreement are consummated. If the transactions contemplated by the NIIC Securities Purchase Agreement are not consummated, this Amendment shall have no force or effect.

         7. Except as expressly amended hereby, the Rights Agreement remains in full force and effect.

         8. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware, and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed entirely within such State.

         9. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

   Attest:                               LASERSIGHT INCORPORATED


   By:    /s/ Gregory L. Wilson          By:    /s/ Michael R. Farris
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   Name:  Gregory L. Wilson              Name:  Michael R. Farris
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   Title: Secretary                      Title: President & CEO
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   Attest:                               AMERICAN STOCK TRANSFER &
                                           TRUST COMPANY


   By:    /s/ Susan Silber               By:    /s/ Herbert J. Lemmer
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   Name:  Susan Silber                   Name:  Herbert J. Lemmer
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   Title: Assistant Secretary            Title: Vice President
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